EXHIBIT 21.1
Subsidiaries of Priority Technology Holdings, Inc.

Priority Technology Holdings, Inc.
Priority Holdings, LLC
Plastiq Powered by Priority, LLC
Priority Commercial Payments, LLC
Priority Tech Ventures, LLC
Priority Build, LLC
Priority Wave, LLC
Priority Ambient TPA Solutions, LLC
Priority Property Rev, LLC
Priority Account Administration Services, Inc.
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Finxera India Private Limited
Enhanced Capital RETC Fund XII, LLC
Priority Payment Systems, LLC
Priority Commerce Canada, Inc.
Priority Ovvi, LLC
Priority Finance, LLC
Priority Integrated Partner Holdings, LLC
Priority Hospitality Technology, LLC

EXHIBIT 21.1
Priority Payright Health Solutions, LLC
Priority Real Estate Technology, LLC
Priority Newco, LLC